Exhibit 12
                       J. B. Hunt Transport Services, Inc.
                Computation of Ratio of Earnings to Fixed Charges
                          (in thousands, except ratio)

                                         For The Years
                                        Ended December 31
                                        -----------------     Three Months
                                          1993     1994    Ended March 31, 1995
                                        -------   -------  --------------------
Earnings
  Earnings before income taxes
    and cumulative effect of
    change in accounting method ......  $64,826   $65,148       $ 7,762
Add:
  Interest expense ...................   13,800    19,748         5,976
                                        -------   -------       -------
Earnings as adjusted .................  $78,626   $84,896       $13,738
                                        =======   =======       =======
Ratio of earnings
  to fixed charges ...................     5.70      4.30          2.30
                                        =======   =======       =======